Filed pursuant to Rule 433
Free Writing Prospectus
May 9, 2023
Registration No. 333-264468

In connection with the resolution of a trademark dispute with World Gold Trust Services over the use of a ticker symbol, Franklin Templeton has provided the following statement in response to inquiries:

As of May 19, 2023, the Franklin Responsibly Sourced Gold ETF will trade on NYSE Arca under a new ticker: FGDL. On the same date, Franklin Templeton will discontinue use of the fund’s previous ticker, FGLD. No other changes were made to the fund, and its investment objective, strategy and fee structure will remain the same. Franklin Templeton and World Gold Trust Services have amicably resolved their dispute.

Important Information

The Franklin Responsibly Sourced Gold ETF (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.